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                                                                     EXHIBIT 3.1

                     RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                         TANDEM COMPUTERS INCORPORATED

                               Under Section 245
                                     of the
                        Delaware General Corporation Law


         TANDEM COMPUTERS INCORPORATED, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:

         First: The name of this corporation is Tandem Computers Incorporated. It was originally incorporated under the name TCI-Delaware Incorporated.

         Second: The original Certificate of Incorporation of this corporation was filed with the Secretary of State, Dover, Delaware, on the 7th day of January, 1980.

         Third: This Restated Certificate of Incorporation restates and integrates and does not further amend the provisions of the Certificate of Incorporation of this corporation as theretofore amended or supplemented, and there is no discrepancy between such provisions and the provisions of this Restated Certificate of Incorporation.

         Fourth: This Restated Certificate of Incorporation was duly adopted by the Board of Directors of this corporation pursuant to Section 245 of the Delaware Corporation Law.

         Fifth: The text of the Restated Certificate of Incorporation of said Tandem Computers Incorporated as restated is hereby restated to read as herein set forth in full:

                     RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         TANDEM COMPUTERS INCORPORATED

                                   ARTICLE I

         The name of the corporation is Tandem Computers Incorporated.

                                   ARTICLE II

         The address of its registered office in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at such address is The Corporation Trust Company.
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                                  ARTICLE III

         The nature of the business or purposes to be conducted or promoted is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.

                                   ARTICLE IV

         The total number of shares of stock which the corporation shall have the authority to issue is four hundred two million four hundred thousand (402,400,000) shares, of which two million four hundred thousand (2,400,000) shares of the par value of ten hundredths dollar ($.10) each, amounting in the aggregate to two hundred forty thousand dollars ($240,000), shall be preferred stock and four hundred million (400,000,000) shares of the par value of twenty-five thousandths dollar ($.025) each, amounting in the aggregate to ten million dollars ($10,000,000), shall be common stock.

         The preferred stock may be issued from time to time in one or more series. The Board of Directors is hereby expressly vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions thereof (including, without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price or liquidation preference of any series of preferred stock), to fix the number of shares constituting any such series, and to increase or decrease the number of shares of any such series (but not below the number of shares thereof then outstanding). In case the number of shares of any such series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

         Three hundred ninety-six million (396,000,000) shares of common stock authorized hereinabove are designated "Common Stock" and four million (4,000,000) shares of the Common Stock authorized hereinabove are designated "Junior Common Stock," such Junior Common Stock to be issuable from time to time in one or more series. The Board of Directors is hereby expressly vested with authority to fix by resolution or resolutions the designations and the powers, preferences and relative, participating, optional or other special rights, and the qualifications, limitations or restrictions (including without limitation, the voting powers, if any, the dividend rate, conversion rights, redemption price or liquidation preference) of any series of Junior Common Stock, to fix the number of shares constituting any such series of Junior Common Stock (but not below the number of shares thereof then outstanding). In case the number of shares of any such series of Junior Common Stock shall be so decreased, the shares constituting such decrease shall resume that status which





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they had prior to the adoption of the resolution or resolutions originally fixing the number of shares of such series.

         The number of authorized shares of any class or classes of stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the stock of the Company entitled to vote in the election of directors.

         Designation of Series A Participating Preferred Stock

                 Pursuant to a resolution adopted on May 7, 1985, the Board of Directors created the Series A Participating Preferred Stock of the
         Corporation:

                 RESOLVED, that pursuant to the authority vested in the Board of Directors of this Corporation in accordance with the provisions of its Restated Certificate of Incorporation, a series of Preferred Stock of the Corporation be and it hereby is created, and that the designation and amount thereof and the voting powers, preferences and relative, participating, optional and other special rights of the shares of such series, and the qualifications, limitations or restrictions thereof are as follows:

         Section 1. Designation and Amount. The shares of such series shall be designated as "Series A Participating Preferred Stock" (the "Series A Preferred Stock") and the number of shares constituting such series shall be 800,000.

         Section 2. Dividends and Distributions. The holders of shares of Series A Preferred Stock shall be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for the purpose, dividends payable on the dates on which a dividend or distribution on the Common Stock, par value $.025 per share ("Common Stock," which term includes Common Stock as constituted on any future date) of the Corporation is payable (other than a dividend payable in Common Stock) (each such date being referred to herein as a "Dividend Payment Date"), commencing on the first Dividend Payment Date after the first issuance of a share or fraction of a share of Series A Preferred Stock in an amount per share (rounded to the nearest cent), subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate per share amount of all cash dividends and 100 times the aggregate per share amount (payable in kind) of all non-cash dividends or other distributions other than a dividend payable in shares of Common Stock of the Corporation or a subdivision of the outstanding shares of Common Stock (by reclassification or otherwise), declared on the Common Stock since the immediately preceding Dividend Payment Date or, with respect to the first Dividend Payment Date, since the first issuance of any share or fraction of a share of Series A Preferred Stock. In the event the Corporation shall at any time after May 31, 1985, declare or pay any dividend on Common Stock





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payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, whether or not any Series A Preferred Stock is then outstanding, in each such case the amount of dividend per share to which holders of shares of Series A Preferred Stock are entitled immediately prior to such event shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         The Corporation shall declare a dividend or distribution on the Series A Preferred Stock as provided in this Section immediately after it declares a dividend or distribution on the Common Stock (other than a dividend payable in shares of Common Stock).

         Dividends shall begin to be payable and to accrue on outstanding shares of Series A Preferred Stock from the first Dividend Payment Date succeeding the date of issue of such shares of Series A Preferred Stock, unless the date of issue of such shares is prior to the record date for such Dividend Payment Date, in which case dividends on such shares shall begin to be payable and to accrue from the date of issue of such shares, or unless the date of issue is a Dividend Payment Date or is a date after the record date for the determination of holders of shares of Series A Preferred Stock entitled to receive a dividend and before such Dividend Payment Date, in either of which events such dividends shall begin to be payable and to accrue from such Dividend Payment Date. Accrued but unpaid dividends shall not bear interest. Dividends paid on the shares of Series A Preferred Stock in an amount less than the total amount of such dividends at the time accrued and payable on such shares shall be allocated pro rata on a share-by-share basis among all such shares at the time outstanding. The Board of Directors may fix a record date for the determination of holders of shares of Series A Preferred Stock entitled to receive payment of a dividend or distribution declared thereon, which record date shall be no more than 60 days prior to the date fixed for the payment thereof.

         Section 3. Voting Rights. The holders of shares of Series A Preferred Stock shall have the following voting rights:

                 A. Subject to the provision for adjustment hereinafter set forth, each share of Series A Preferred Stock shall entitle the holder thereof to 100 votes on all matters submitted to a vote of the stockholders of the Corporation. In the event the Corporation shall at any time after May 31, 1985, declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation





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         of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then, whether or not any Series A Preferred Stock is then outstanding, in each such case the number of votes per share to which holders of shares of Series A Preferred Stock are entitled immediately prior to such event shall be adjusted by multiplying such number by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that are outstanding immediately prior to such event.

                 B. Except as otherwise provided herein or by law, the holders of shares of Series A Preferred Stock and the holders of shares of Common Stock shall vote together as one class on all matters submitted to a vote of stockholders of the Corporation.

                 C. Except as set forth herein, holders of Series A Preferred Stock shall have no special voting rights and their consent shall not be required (except to the extent they are entitled to vote with holders of Common Stock as set forth herein) for taking any corporate action.

         Section 4.  Certain Restrictions.

         A. Whenever any cash dividends or other dividends or distributions payable on the Series A Preferred Stock as provided in Section 2 are in arrears, thereafter and until all accrued and unpaid dividends and distributions, whether or not declared, on shares of Series A Preferred Stock outstanding shall have been paid in full, the Corporation shall not

                 (i) declare or pay dividends on, make any other distributions on, or redeem or purchase or otherwise acquire for consideration any shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock, except for purchases pursuant to the terms of the Corporation's employee benefit plans;

                 (ii) declare or pay dividends on or make any other distributions on any shares of stock ranking on a parity with the Series A Preferred Stock, except dividends paid ratably on the Series A Preferred Stock and all such parity stock on which dividends are payable or in arrears in proportion to the total amounts to which the holders of all such shares are then entitled;

                 (iii) redeem or purchase or otherwise acquire for consideration shares of any stock ranking on a parity





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         with the Series A Preferred Stock, provided that the Corporation may at any time redeem, purchase or otherwise acquire shares of any such parity stock in exchange for shares of any stock of the Corporation ranking junior (either as to dividends or upon dissolution, liquidation or winding up) to the Series A Preferred Stock; or

                 (iv) purchase or otherwise acquire for consideration any shares of Series A Preferred Stock, or any shares of stock ranking on a parity with the Series A Preferred Stock, except in accordance with a purchase offer made in writing or by publication (as determined by the Board of Directors) to all holders of Series A Preferred Stock and other such shares (if any) upon such terms as the Board of Directors, after consideration of the respective annual dividend rates and other relative rights and preferences of the respective series and classes, shall determine in good faith will result in fair and equitable treatment among the respective series or classes.

         B. The Corporation shall not permit any subsidiary of the Corporation to purchase or otherwise acquire for consideration any shares of stock of the Corporation unless the Corporation could, under paragraph (A) of this Section 4, purchase or otherwise acquire such shares at such time and in such manner.

         Section 5. Reacquired Shares. Any shares of Series A Preferred Stock purchased or otherwise acquired by the Corporation in any manner whatsoever shall be retired and canceled promptly after the acquisition thereof. All such shares shall upon their cancellation become authorized but unissued shares of preferred stock and may be reissued as part of a new series of preferred stock to be created by resolution or resolutions of the Board of Directors, subject to the conditions and restrictions on issuance set forth herein.

         Section 6. Liquidation, Dissolution or Winding Up. Upon any voluntary liquidation, dissolution or winding up of the Corporation, no distribution shall be made (1) to the holders of shares of stock ranking junior (either as to dividends or upon liquidation, dissolution or winding up) to the Series A Preferred Stock unless, prior thereto, the holders of shares of Series A Preferred Stock shall have received $100.00 per share, plus an amount equal to accrued and unpaid dividends and distributions thereon, whether or not declared, to the date of such payment, provided that the holders of shares of Series A Preferred Stock shall be entitled to receive an aggregate amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount to be distributed per share to holders of Common Stock, or (2) to the holders of stock ranking on a parity (either as to dividends or upon liquidation, dissolution or winding up) with the Series A Preferred Stock,





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except distributions made ratably on the Series A Preferred Stock and all other such parity stock in proportion to the total amounts to which the holders of all such shares are entitled upon such liquidation, dissolution or winding up. In the event the Corporation shall at any time after May 31, 1985, declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then, whether or not any Series A Preferred Stock is then outstanding, in each such case the aggregate amount to which holders of shares of Series A Preferred Stock were entitled immediately prior to such event under the proviso in clause (1) of the preceding sentence shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 7. Consolidation, Merger, etc. In case the Corporation shall enter into any consolidation, merger, combination or other transaction in which the shares of Common Stock are exchanged for or changed into other stock or securities, cash and/or any other property, then in any such case the shares of Series A Preferred Stock shall at the same time be similarly exchanged or changed in an amount per share, subject to the provision for adjustment hereinafter set forth, equal to 100 times the aggregate amount of stock, securities, cash and/or any other property (payable in kind), as the case may be, into which or for which each share of Common Stock is changed or exchanged. In the event the Corporation shall at any time after May 31, 1985, declare or pay any dividend on Common Stock payable in shares of Common Stock, or effect a subdivision or combination or consolidation of the outstanding shares of Common Stock (by reclassification or otherwise) into a greater or lesser number of shares of Common Stock, then, whether or not any Series A Preferred Stock is then outstanding, in each such case the amount set forth in the preceding sentence with respect to the exchange or change of shares of Series A Preferred Stock shall be adjusted by multiplying such amount by a fraction the numerator of which is the number of shares of Common Stock outstanding immediately after such event and the denominator of which is the number of shares of Common Stock that were outstanding immediately prior to such event.

         Section 8. No Redemption. The shares of Series A Preferred Stock shall not be redeemable.

         Section 9. Ranking. The Series A Preferred Stock shall rank junior to all other series of the Corporation's preferred stock as to the payment of dividends and the distribution of assets.





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         Section 10.  Amendment.  The Restated Certificate of Incorporation of
the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Preferred Stock so as to affect them adversely without the affirmative vote of the holders of two-thirds or more of the outstanding shares of Series A Preferred Stock, voting together as a single class.

                                   ARTICLE V

         The number of directors which shall constitute the whole Board of Directors of this corporation shall be not less than nine (9) nor more than fifteen (15). The Board of Directors of this corporation may, within the limits specified by this Article V, increase or decrease the exact number of directors from time to time by resolution adopted by the affirmative vote of a majority of the entire Board of Directors. The exact number of directors shall be nine (9) until changed pursuant to this Article V. No decrease in the number of directors shall shorten the term of any incumbent director.

         The directors shall be divided into three classes: Class I, Class II and Class III. The number of directors in each class shall be as nearly equal in number as possible. Directors of each class shall serve for a term ending on the third annual meeting of stockholders following the annual meeting at which such class was elected. The foregoing notwithstanding, each director shall serve until his successor shall have been duly elected and qualified, unless he shall die, resign or be removed.

         At each annual election the directors chosen to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed. If for any reason the number of directors in the various classes shall not conform with the formula set forth in the preceding paragraph, the Board of Directors may redesignate any director into a different class in order that the balance of directors in such classes shall conform thereto.

         At all elections of directors of this corporation, each holder of Common Stock shall be entitled to as many votes as shall equal the number of votes which, except for this provision as to cumulative voting, he would be entitled to cast for the election of directors with respect to his shares of Common Stock, multiplied by the number of directors to be elected, and he may cast all of such votes for a single nominee for director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.

         In case of any increase in the number of directors, the additional directors may be elected by the Board of Directors to hold office until the next election of the class for which such directors have been chosen and until their successors are elected and qualified.





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                                   ARTICLE VI

         In furtherance and not in limitation of the powers conferred by law, the Board of Directors is expressly authorized, by resolution passed by a majority of the whole board, to make, amend, alter or repeal the by-laws of this corporation.

                                  ARTICLE VII

         This corporation reserves the right to amend, alter, change or repeal any provisions contained in this Certificate of Incorporation in any manner now or hereafter prescribed by law, and all rights herein conferred upon the stockholders are granted subject to this reservation; provided, however, that the affirmative vote of the holders of at least 80% of the voting power of all of the then outstanding shares of the capital stock of this corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend or repeal this Article VII or Article XI hereof.

                                  ARTICLE VIII

         Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof or on the application of any receiver or receivers appointed for this corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

                                   ARTICLE IX

         This corporation is to have perpetual existence.





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                                   ARTICLE X

         Meetings of stockholders may be held outside the State of Delaware, if the by-laws so provide. The books of this corporation may be kept (subject to any provisions of law) outside of the State of Delaware. Elections of directors need not be by ballot unless the by-laws of this corporation shall so provide.

                                   ARTICLE XI

         A. A director of the corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director except for liability which, by express provision of the General Corporation Law of Delaware as in effect from time to time (hereinafter "Delaware Law"), cannot be eliminated.

         B. (i) The corporation shall, to the fullest extent permitted by Delaware Law, indemnify any person (the "Indemnitee") who is or was involved in any manner (including, without limitation, as a party or a witness) in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative or investigative (including, without limitation, any action, suit or proceeding brought by or in the right of the corporation to procure a judgment in its favor) (a "Proceeding"), by reason of the fact that Indemnitee is or was a director, officer, employee, agent, fiduciary or other official of the corporation, or is or was serving another entity or enterprise in such capacity at the request of the corporation, against all expenses and liabilities actually and reasonably incurred by Indemnitee in connection with such Proceeding.

                 (ii) The right to indemnification conferred by this Article XI shall be presumed to have been relied upon by Indemnitee and shall be enforceable as a contract right. The corporation may enter into contracts to provide individual Indemnitees with specific rights of indemnification to the fullest extent permitted by Delaware Law and may create trust funds, grant security interests, obtain letters of credit or use other means to ensure the payment of such amounts as may be necessary to effect the rights provided in this Article XI or in any such contract.

                 (iii) Upon making a request for indemnification, Indemnitee shall be presumed to be entitled to indemnification under this Article XI and the corporation shall have the burden of proof to overcome that presumption in reaching any contrary determination. Such indemnification shall include the right to receive payment in advance of any expenses incurred by Indemnitee in connection with any Proceeding, consistent with the provisions of Delaware Law.





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         C.      Any repeal or modification of the foregoing provisions of this
Article XI shall not adversely affect any right or protection of any director or any Indemnitee existing at the time of such repeal or modification.

         IN WITNESS WHEREOF, said TANDEM COMPUTERS INCORPORATED has caused this certificate to be signed by Josephine T. Parry, its Vice President, General Counsel and Secretary, and attested by Patricia E. Hart, its Assistant Secretary, this 3rd day of November, 1994.


                                        TANDEM COMPUTERS INCORPORATED



                                        By /s/ Josephine T. Parry
                                           ----------------------------------
                                           Josephine T. Parry
                                           Vice President, General
                                           Counsel and Secretary


Attest:


/s/ Patricia E. Hart
- --------------------------------
Patricia E. Hart
Assistant Secretary





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